Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

RUSH STREET INTERACTIVE, LP

a Delaware limited partnership

Dated as of December 29, 2020

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Schedule I: Equity Ownership

Exhibit A: Capital Contributions

Exhibit B: Notice of Redemption

Exhibit C: Consent by Spouse

Exhibit D: Anti-Money Laundering Representations and Undertakings

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF RUSH STREET INTERACTIVE, LP

This Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP (the “Partnership”), dated as of December 29, 2020 is entered into by and among Rush Street Interactive GP, LLC, a Delaware limited liability company (in its capacity as such, the “Predecessor General Partner”), Rush Street Interactive, Inc., a Delaware corporation (formerly known as dMY Technology Group, Inc.) (“Pubco”), RSI ASLP, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pubco (in its capacity as a Limited Partner, the “Special Limited Partner”), and RSI GP LLC, a Delaware limited liability company (in its capacity as the General Partner, the “General Partner”), and the Limited Partners (as defined herein).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the State of Delaware on December 19, 2019 (the “Formation Date”);

WHEREAS, the Predecessor General Partner and the Original Limited Partners (as defined herein) entered into that certain Agreement of Limited Partnership of the Partnership, dated as of December 19, 2019 (the “Existing LPA”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Partnership, the Limited Partners, Pubco, and the other parties thereto, as amended and restated by the parties thereto by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020 (as may be further amended, restated, amended and restated, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”) (i) the General Partner was admitted to the Partnership as the “General Partner” and (ii) the Predecessor General Partner withdrew from the Partnership as general partner; and

WHEREAS, the Special Limited Partner (in its capacity as a Limited Partner), the General Partner (in its capacity as the General Partner) and the Original Limited Partners (as defined herein) now desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Partner’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Partner is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Partnership Minimum Gain and Partner Minimum Gain; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the General Partner and the relevant Exchanging Partner, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Partnership.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Assumed Tax Liability” means, with respect to a Partner for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the General Partner reasonably estimates would be due from such Partner as of such Tax Distribution Date for such taxable period, (i) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner by the Partnership for such taxable period, (ii) assuming that such Partner is subject to tax at the Assumed Tax Rate, and (iii) computed without regard to any increases to the tax basis in the Partnership pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Special Limited Partner, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Special Limited Partner is required to make payments under the Tax Receivable Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Partnership prior to the Closing Date shall be disregarded for purposes of calculating any Partner’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) or (B) a corporation doing business in New York, California or Illinois (whichever results in the application of a higher state and local tax rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the General Partner in good faith (and subject to the approval of the Original Limited Partner Representative).

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the terms “Bankrupt” has a meanings correlative to the foregoing.

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Board” means the Board of Directors of the Special Limited Partner.

“Board of the General Partner” means Board of Directors of the General Partner, which shall initially consist of Neil Bluhm, Greg Carlin, and Richard Schwartz.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with Section 3.6.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III. As of the date hereof, each Partner shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Partner set forth next to such Partner’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of Pubco now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the General Partner, on behalf of the Partnership, or the Special Limited Partner, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership or the Special Limited Partner, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the General Partner has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller;

provided that, in each case, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the penultimate sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the General Partner has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Class A Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 3.1 and 3.2.

“Class A Share” means a share of Class A common stock of Pubco, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of Pubco, par value one ten-thousandth of one dollar ($0.0001) per share.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the General Partner.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached hereto.

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership or Pubco for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Partnership of Class A Common Units held by a Limited Partner (together with the surrender and cancellation of the same number of outstanding Class V Shares held by such Limited Partner) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (x) the date that is five (5) Business Days after the Exchange Notice Date, (y) the date specified in the Exchange Notice or (z) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the last sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by the relevant Exchanging Partner.

“Exchanging Partner” means any Limited Partner holding Class A Common Units (other than the Special Limited Partner) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

“Gaming Act” shall mean any enacted legislative acts or statutes in jurisdictions in which the Partnership or any of its Subsidiaries operates or is subject to and any rules and regulations (including temporary regulations then applicable) adopted thereunder (as the same may be modified, amended, replaced or superseded from time to time) or any law, rule or regulation governing or regulating gaming or gaming activities of any other jurisdiction which the General Partner determines could reasonably be expected to be applicable to or affect the Partnership or any of its Subsidiaries.

“Gaming Authority” means the federal, state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gambling, betting and gaming activities (if any) in any jurisdiction.

“Gaming Laws” means those laws and the rules, regulations, decisions and guidelines promulgated by any Gaming Authority under such laws pursuant to which any Gaming Authority possesses regulatory or licensing authority over gaming within any jurisdiction, including the Gaming Act.

“Gaming License” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, qualifications, franchises and entitlements issued by any Gaming Authority necessary for the lawful conduct of activities under the Gaming Laws.

“General Partner” means RSI GP LLC, a Delaware limited liability company, and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a partner and a general partner of the Partnership.

“General Partnership Interest” means the interest acquired by the General Partner in the Partnership, including the General Partner’s right to the benefits to which the General Partner may be entitled as provided in this Agreement or the Act. The General Partnership Interest does not entitle the General Partner (solely in its capacity as the General Partner) to any right to receive, and the General Partner will not receive (solely in its capacity as the General Partner), any distributions under this Agreement (or otherwise from the Partnership) or any allocation of Net Income, Net Losses or other items of income, gain, loss deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner (with the approval of the Original Limited Partner Representative) using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the General Partner (with the approval of the Original Limited Partner Representative), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the General Partner and the Original Limited Partner Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Partnership (including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(2) the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the General Partner shall reasonably determine (with the approval of the Original Limited Partner Representative) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the General Partner reasonably determines (with the approval of the Original Limited Partner Representative) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the Recapitalization Agreement and Business Combination Agreement on the Closing Date.

(iii) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner (with the approval of the Original Limited Partner Representative) using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines (with the approval of the Original Limited Partner Representative) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

“Incapacity” or “Incapacitated” means, (a) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (b) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Partner, the Bankruptcy of such Partner.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among Pubco, the Original Limited Partners and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means the Special Limited Partner, the Original Limited Partners and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

“Majority in Interest of the Limited Partners” means Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them); provided that if any Partner is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Partnership Units held by such Partner shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Majority in Interest of the Partners” means Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them); provided that if any Partner is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Partnership Units held by such Partner shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Partner equal to the lesser of (x) 1,000 Class A Common Units and (y) all of the Class A Common Units then held by the applicable Exchanging Partner.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as a Code section 705(a)(2)(B) expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Limited Partner” means any Person that is a Limited Partner as of the consummation of the transactions contemplated by the Business Combination Agreement (including for the avoidance of doubt Rush Street Interactive GP, LLC in its capacity as such), but does not include the Special Limited Partner or any Assignee or other transferee of any Partnership Interest of any Original Limited Partner succeeding to all or any part of such Partnership Interest; provided that with respect to the period on or after the Closing Date, references to “Original Limited Partner” shall also include any Permitted Transferees of such Original Limited Partner.

“Original Limited Partner Representative” means Rush Street Interactive GP, LLC or such other Person as may be appointed from time to time by holders of a majority of Partnership Units held by Original Limited Partners who hold Partnership Units at the time of determination.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” means Rush Street Interactive, LP, the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Class A Common Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) generally be the same as the record date established by Pubco for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a Class A Common Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3. For clarity, the General Partnership Interest is not represented by a Partnership Unit.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Limited Partner of all or part of its Partnership Interest to any Permitted Transferee of such Partner.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of Pubco, the Special Limited Partner or the Partnership), (d) any Controlled Entity of such Person and (e) to the members of RSI Investors, LLC, a Delaware limited liability company as set forth in that certain Limited Liability Company Agreement of RSI Investors, LLC, dated as of January 1, 2019, in connection with the dissolution or distribution of assets thereof. Notwithstanding the foregoing, in no event shall any Person who (in the General Partner’s determination) is participating or involved in any capacity in any business that is or which the General Partner determines (in good faith) to be competitive with the business of the Partnership and its Subsidiaries be a Permitted Transferee.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Put-Call Agreements” has the meaning in the Business Combination Agreement, as such agreements exist as of the Closing (as defined in the Business Combination Agreement).

“Put-Call Units” has the meaning in the Business Combination Agreement. The Put-Call Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached hereto.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Recapitalization Agreement” means a recapitalization agreement to be adopted by the Partnership pursuant to which partnership interests of the Partnership as in effect prior to the Closing Date are recapitalized (whether by exchange, merger or otherwise) into Class A Common Units in connection with the transactions contemplated by the Business Combination Agreement.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Restricted Period” means the period commencing on the Closing Date and continuing until the date that is one hundred eighty (180) days after the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the General Partner, on behalf of the Partnership, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the General Partner as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among Pubco, the Special Limited Partner, the Predecessor General Partner, the Partnership and the TRA Parties (as defined therein).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X, “Transfer” does not include any (a) Exchange of Class A Common Units by the Partnership, or acquisition of Exchanged Units by the Special Limited Partner, pursuant to Section 14.1, (b) sale, assignment or transfer by a Limited Partner that holds Put-Call Units of such Limited Partner’s Put-Call Units to the Partnership in accordance with the Put-Call Agreement to which the Company and such Limited Partner is a party or (c) sale, assignment or transfer by a Limited Partner of any Redeemed Post-Closing Company Units (as defined in the Business Combination Agreement) held by such Limited Partner to the Partnership pursuant to and in accordance with Section 2.1(b) of the Business Combination Agreement. The terms “Transferred” and “Transferring” have correlative meanings.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the General Partner).

“Warrants” means any warrants to acquire Class A Shares of Pubco.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any person who executed and filed or who executes and files, after the date hereof, the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 2.2 Name. The name of the Partnership is “Rush Street Interactive, LP.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership’s registered agent for service of process at such address is Corporation Service Company.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.10 Representations and Warranties by the Partners.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that (i) it is aware of and understands that the Partnership Units held by such Partner are not registered under the Securities Act and must be held by such Partner until such Partnership Units are registered under the Securities Act or an exemption from such registration is available,

(ii) that the Partnership shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Partnership Units and no market (public or otherwise) for the Partnership Units will develop in the foreseeable future, (iv) such Partner has no rights to require that the Partnership Units be registered under the Securities Act or the securities laws of various states, and the Partner will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, (v) any proposed Transfer of Partnership Units is subject to and must be in compliance with all applicable Gaming Laws and any requirements of any applicable Gaming Authority, and (vi) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment.

(d) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that such Partner has either obtained or believes that it will be able to obtain and will be able to maintain all approvals (if any) required by any Gaming Authority to participate in the Partnership.

(e) The representations and warranties contained in Sections 2.10(a), 2.10(b), 2.10(c) and 2.10(d) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(f) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Partnership and the General Partner.

Section 2.11 Gaming Laws. The Partnership shall comply with all applicable Gaming Laws.

Section 2.12 References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Partnership Unit, or other Partnership Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

ARTICLE III

CLASSES OF PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

Section 3.1 Classes of Partnership Interests; Capital Contributions of the Partners.

(a) Each Partner’s relative rights, privileges, preferences, restrictions and obligations with respect to the Partnership are represented by such Partner’s Partnership Interests. There shall initially be two (2) classes of Partnership Interests: Class A Common Units, which shall be issued to and held by the Limited Partners (or their Permitted Transferees), and General Partnership Interests, which shall be issued to and held by the General Partner only. An unlimited number of Class A Common Units are hereby authorized for issuance, and one hundred (100) General Partnership Interests are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization Agreement and the Business Combination Agreement, the Partnership Interests are held by the Partners in the amounts set forth on Schedule I hereto.

(b) Each Original Limited Partner has heretofore made or is deemed to have made Capital Contributions to the Partnership and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Special Limited Partner is making a Capital Contribution to the Partnership. Except as provided by law or in Section 3.2, 3.3 or 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

Section 3.2 Issuances of Additional Partnership Interests. Subject to the terms and conditions of this Agreement (including Section 3.4):

(a) General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the Partnership. A Partnership Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b) No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(c), the General Partner, Pubco, or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(c) General Partner, Pubco and Special Limited Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Pubco or the Special Limited Partner if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by Pubco or the Special Limited Partner, as applicable, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

Section 3.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by Pubco

(i) Subject to Section 3.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, Pubco sells or issues Class A Shares or any other Equity Securities of Pubco (other than Class V Shares), (x) the Partnership shall concurrently issue to the Special Limited Partner an equal number of Class A Common Units (if Pubco issues Class A Shares), or an equal number of such other Equity Security of the Partnership corresponding to the Equity Securities issued by Pubco (if Pubco issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco so issued and (y) Pubco shall concurrently contribute to the Special Limited Partner, which shall concurrently contribute to the the Partnership, the net proceeds or other property received by Pubco, if any, for such Class A Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 3.4(a)(i) or Section 3.4(a)(iii), this Section 3.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of Pubco of rights to purchase Equity Securities of Pubco under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under Pubco’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of Pubco or rights or property that may be converted into or settled in Equity Securities of the Special Limited Partner, but shall in each of the foregoing cases apply to the issuance of Equity Securities of Pubco in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Security of Pubco is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of Pubco are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Partnership, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Partnership shall be issued to the Special Limited Partner as required by the first sentence of Section 3.4(a)(i), and (z) Pubco shall concurrently contribute to the Special Limited Partner, which shall concurrently contribute to the Partnership, the net proceeds received by Pubco from any such exercise or conversion.

(b) New Partnership Issuances. Except pursuant to Section 14.1 or as mutually agreed between the Special Limited Partner and the General Partner (and with the consent of the Original Limited Partner Representative not to be unreasonably withheld, conditioned or delayed), (x) the Partnership may not issue any additional Class A Common Units or Partnership Units to Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith Pubco, the Special Limited Partner or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares of Pubco (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Partnership, and (y) the Partnership may not issue any other Equity Securities of the Partnership to Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith Pubco, the Special Limited Partner or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of Pubco, the Special Limited Partner or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership and contributes the net proceeds therefrom to the Partnership.

(c) Repurchases and Redemptions.

(i) Neither Pubco, the Special Limited Partner nor any of its Subsidiaries (other than the Partnership and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from Pubco, the Special Limited Partner or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from Pubco, the Special Limited Partner or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Partnership with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco, the Special Limited Partner or such Subsidiary for the same price per security, if any.

(ii) The Partnership may not redeem, repurchase or otherwise acquire (x) any Class A Common Units from Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously Pubco, the Special Limited Partner or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Partnership Units of the

Partnership from Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously Pubco, the Special Limited Partner or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of Pubco, the Special Limited Partner (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Partnership Units of Pubco, the Special Limited Partner or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i) The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of Pubco, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Partnership and Pubco.

(ii) Pubco shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of Pubco, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Partnership Units or other related class or series of Equity Security of the Partnership, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Partnership and Pubco or as otherwise mutually agreed between Pubco and the General Partner (and with the consent of the Original Limited Partner Representative, not to be unreasonably withheld conditioned or delayed).

(e) General Authority. For the avoidance of doubt, but subject to Section 3.1, Section 3.2, and Section 3.4, the Partnership, Pubco, the Special Limited Partner and the General Partner shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Common Units as the General Partner determines (with the approval of the Original Limited Partner Representative) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by any Person (other than the Special Limited Partner) and the number of Class A Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of Pubco issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Pubco that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 3.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.6 Capital Accounts.

(a) A Capital Account shall be maintained by the General Partner for each Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Partner’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Partner’s name on Exhibit A, which balances shall reflect a revaluation of the Partnership’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Partner’s Capital Account shall be (a) increased by (i) allocations to such Partner of Net Income pursuant to Section 5.1 and any other items of income or gain allocated to such Partner pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Partnership and any Liabilities to which the asset is subject) contributed to the Partnership by such Partner, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Partner of Net Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Partner pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Partner and any Liabilities to which the asset is subject) distributed to such Partner, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Partnership Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Partnership Units shall carry over to the Transferee Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 3.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Partners’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the General Partner (with the approval of the Original Limited Partner Representative), but the Capital Accounts may be adjusted more often if a new Partner is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the General Partner.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions Generally. Subject to Section 4.5 and Section 4.7, the General Partner may cause the Partnership to distribute all or any portion of available cash generated by the Partnership to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Partnership Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Partnership Units for a particular period, distributions payable with respect to any Partnership Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Partnership Units were outstanding.

Section 4.2 Tax Distributions. Prior to making distributions pursuant to Section 4.1, on or prior to each Tax Distribution Date, the Partnership shall be required to, subject only to Section 4.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 4.2, if any, shall be made to a Partner only to the extent all previous distributions to such Partner pursuant to Section 4.1 with respect to the taxable period are less than the distributions such Partner otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 4.2.

Section 4.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles IV, V and IX.

Section 4.4 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, the General Partner is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions to certain classes of Partnership Units (with the approval of the Original Limited Partner Representative).

Section 4.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 4.6 Use of Distributions. The Special Limited Partner and Pubco, and any Subsidiary thereof, shall use distributions received from and other cash of the Partnership for payment of taxes, liabilities or expenses of Pubco and the Special Limited Partner or such Subsidiary, to loan funds to the Partnership in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Special Limited Partner and Pubco or such Subsidiary may not use such distributions or other cash of the Partnership to acquire any Partnership Interests, except as otherwise provided in Section 3.4 hereof.

Section 4.7 Earnout Company Units. Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, any distributions that would be made to a Partner pursuant to this Article IV in respect of the Class A Common Units held by such Partner that are Earnout Company Units and that have not satisfied the earnout criteria set forth in the Business Combination Agreement at the time such distribution is made shall be held back and recorded by the Partnership and such amounts shall either be (i) released to such Partner at such time (if any) as such Earnout Company Units satisfy the earnout criteria set forth in the Business Combination Agreement or (ii) released to the Partnership at such time as such Earnout Company Units are forfeited to the Partnership in accordance with the Business Combination Agreement.

ARTICLE V

ALLOCATIONS

Section 5.1 General Allocations. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Net Income and Net Loss (and, to the extent reasonably determined by the General Partner to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Partners during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Partner would receive pursuant to Section 12.3 if all assets of the Partnership on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Partners immediately after making such allocation, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Section 5.2 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 5.1, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 5.2(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 5.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 5.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(iv) were not in the Agreement. It is intended that this Section 5.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2 (g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(v) and Section 5.2(a)(iv) were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Partnership Units, as determined by the General Partner (with the approval of the Original Limited Partner Representative), subject to the limitations of this Section 5.2(a)(vi).

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 5.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 5.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and Section 5.2.

(b) Section 704(c) Allocations. Notwithstanding Section 5.3(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the General Partner and permitted by Regulations (with the approval of the Original Limited Partner Representative). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code section 704(c) and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b) , or such other method determined by the General Partner and permitted by Regulations (with the approval of the Original Limited Partner Representative). If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules. With regard to the Special Limited Partner’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Partner’s ownership of Partnership Units in the Company, the General Partner shall consult in good faith with the Original Limited Partner Representative) and the tax advisors to the Partnership and allocate the Net Income or Net Loss to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the General Partner (with the prior written consent of the Original Limited Partner Representative, not to be unreasonably withheld, conditioned or delayed).

Section 5.5 Earnout Company Units. The Parties intend that, for U.S. federal income tax purposes, no Partner be treated as having taxable income or gain as a result of the receipt of the Earnout Company Units or as a result of holding the Earnout Company Units at the time the Earnout Company Units have satisfied the earnout criteria set forth in the Business Combination Agreement and, if and when the Earnout Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the Parties intend and agree to treat such forfeiture as an adjustment to the transaction consideration pursuant to the Business Combination Agreement and the Partnership shall (x) make corresponding adjustments to the initial Capital Accounts of the Partners as necessary or appropriate and (y) prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VI

OPERATIONS

Section 6.1 Management.

(a) The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership (subject to the fiduciary duties set forth in Section 6.5(c)), to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. Notwithstanding any provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform any document without any vote or consent of any other Person. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not withdraw or be removed from the Partnership except as set forth in Section 10.2.

(b) The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or (vii) any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time, provided that in no event shall the General Partner or the Board of the General Partner be absolved of its fiduciary duties pursuant to Section 6.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Partner other than the General Partner shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. Notwithstanding any provision of this Agreement to the contrary, the approval or voting rights of Limited Partners shall be limited under this Agreement to the extent necessary to prevent Pubco from being an “investment company” within the meaning of the Investment Company Act of 1940 or to avoid causing Pubco to cease being consolidated with the Partnership for financial reporting purposes.

(e) Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the Partnership and its Subsidiaries. Subject to the foregoing, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g) Subject to Section 6.1(h), the General Partner shall have the power, without the consent of the Partners or the consent or approval of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Partnership Interests in accordance with Article III;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III; and

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the Special Limited Partner and which does not violate Section 6.1(h).

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby (if any), if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1 of this Agreement), (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership, (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2, 4.4 and 6.1(g)), (iv) alter or modify in a manner that adversely affects any Partner the Exchange rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions, (v) would convert the Partnership into a corporation, or (vi) amend Section 6.3(b) or this Section 6.1(h); provided, however, that, with respect to clauses (iii), (iv), (v) and (vi), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners of such class or series. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 6.1 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 6.2 Compensation and Advances.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided herein (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

(b) From time to time and for so long as Pubco owns no other Person or businesses (other than the General Partner, the Special Limited Partner, the Partnership or any of their Subsidiaries), the Partnership shall be liable for, and shall reimburse Pubco, the Special Limited Partner, on a monthly basis, or such other basis as the Special Limited Partner and the Original Limited Partner Representative may determine, for sums to the extent expended by Pubco, the Special Limited Partner or the General Partner (and specifically excluding sums paid directly by the Partnership or any of its subsidiaries) in connection with the Partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees of Pubco, the Special Limited Partner or the Partnership, (iii) director fees and expenses, (iv) all costs and expenses of Pubco being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 6.2(b) include any tax liability of Pubco, the Special Limited Partner or the General Partner. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.6.

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner, Pubco, the Special Limited Partner or any of their respective Affiliates by the Partnership pursuant to this Section 6.2 constitute gross income (as opposed to a repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” to the Special Limited Partner within the meaning of Code section 707(c) (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.3 Outside Activities.

(a) Neither the General Partner, Pubco, nor the Special Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Partnership Interests, (ii) with respect to the General Partner, the management of the business of the Partnership, (iii) with respect to Pubco, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) with respect to Pubco, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Partnership or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. The Special Limited Partner may, subject to the limitations hereof (including Section 3.4 hereof) acquire Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Partnership Interests.

(b) Subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, Pubco, or the Special Limited Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Limited Partner or its Affiliates with the General

Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to Pubco and its Subsidiaries or other Persons in which Pubco has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner and the Original Limited Partner Representative. The foregoing authority shall not create any right or benefit in favor of any Partner or any other Person. It is expressly acknowledged and agreed by each Partner that, to the extent approved by the General Partner and Original Limited Partner Representative, the Special Limited Partner may (i) borrow funds from the Partnership in order to permit Pubco to redeem, at any time or from time to time, options or warrants previously or hereafter issued by Pubco, (ii) put to the Partnership, for cash, any rights, options, warrants or convertible or exchangeable securities that the Special Limited Partner may desire or be required to purchase or redeem, (iii) borrow funds from the Partnership to acquire assets that will be contributed to the Partnership for Partnership Units, or (iv) pay expenses of Pubco and the Special Limited Partner, including expenses referred to in Section 6.2(b).

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) The General Partner, the Special Limited Partner and their respective Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner.

(d) The General Partner, Pubco or the Special Limited Partner may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Pubco, the Special Limited Partner, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, Pubco, the Special Limited Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of Partners; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Partnership, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Partnership, and no Partner (including any General Partner) shall be obligated personally for any such debt, expense, obligation, or liability of the Partnership solely by reason of being a Partner. All Persons dealing with the Partnership shall have recourse solely to the Partnership for the payment of the debts, expenses, obligations or liabilities of the Partnership.

(b) To the greatest extent permitted under applicable law, no Partner, including the General Partner and the Partnership Representative in such Partner’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Partnership (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee.

(c) An Indemnitee acting under this Agreement shall not be liable to the Partnership or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement an Indemnitee is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards, provided that, with respect to any or all actions, omissions or decisions of the General Partner (A) the General Partner acknowledges that it will owe to the Special Limited Partner, Pubco and the Class A common stockholders of Pubco the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Special Limited Partner, Pubco and the Class A common stockholders of Pubco were stockholders of such corporation, and (B) the parties acknowledge that the General Partner will take action through the Board of the General Partner and that the members of the Board of the General Partner will owe comparable fiduciary duties to the Special Limited Partner, Pubco and the Class A common stockholders of Pubco as described herein; provided further that with respect to any approval or consent of the General Partner or the members of the Board of the General Partner, such fiduciary duties of the General Partner and the Board of the General Partner shall be deemed irrefutably satisfied and discharged to the extent such matter was approved or consented to in writing by the board of directors of Pubco or was made in accordance with the terms of any resolution(s) adopted by the board of directors of the Pubco (with it being understood and agreed that nothing in this further proviso shall be deemed to absolve the members of the board of directors of Pubco (in their capacity as such) with respect to such approval or consent or resolutions). No Limited Partner, in its capacity as Limited Partner, shall owe any duty (including fiduciary duty) to the Partnership or any of its Partners (all such duties being hereby eliminated to the greatest extent possible).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Partnership or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Partnership if (i) the Indemnitee acted in good faith, within the scope of such

Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(c) Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied out of any Partnership assets (including any amounts otherwise currently or subsequently distributable to any Partner(s)) and not from any assets of the Partners.

(d) The provisions of this Section 6.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f) To the fullest extent permitted by applicable law, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 6.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of Pubco as soon as practicable after such mailing.

(b) Notwithstanding any other provision of this Section 7.2, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Special Limited Partner or (ii) the Partnership or the General Partner is required by law or by agreement to keep confidential.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2 Inspection. Subject to Section 15.12 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) the books and records of the Partnership at all reasonable business hours upon reasonable prior notice.

ARTICLE IX

TAX MATTERS

Section 9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Limited Partners (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 9.2 Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Partnership for its first Fiscal Year and shall maintain and keep such election in effect at all times (and, if applicable, the General Partner and the Partnership shall cause any Subsidiary of the Partnership to file and maintain such an election). Except as otherwise provided herein, the General Partner shall determine whether to make any other available election pursuant to the Code; provided that the General Partner shall consult in good faith with the Original Limited Partner Representative with respect to any material tax election with respect to the Partnership that could reasonably be expected to have an adverse effect on the Original Limited Partners.

Section 9.3 Partnership Representative.

(a) The General Partner is hereby designated as the Partnership Representative. In addition, the General Partner is hereby authorized to designate or remove any other Person selected by General Partner as the Partnership Representative; provided that all actions taken by the Partnership Representative pursuant to this Section 9.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Partner hereby expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Subject to this Section 9.3, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Limited Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Limited Partner Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Limited Partner Representative (or its designee) to participate (including using separate counsel), in each case at the Original Limited Partners’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Limited Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Original Limited Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Limited Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Special Limited Partner) and material adverse effect on the Original Limited Partners without the Original Limited Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Limited Partner Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Special Limited Partner) and material adverse effect on the Original Limited Partners, in the case of clauses (i) and (ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 9.1 of the Business Combination Agreement and this Agreement, Section 9.1 of the Business Combination Agreement shall control. The Partnership, the Partnership Representative, the General Partner, and the Partners hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 9.1 of the Business Combination Agreement.

(e) This Section 9.3 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Partnership Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

Section 9.4 Withholding Tax Indemnification.

(a) If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required, and each Partner hereby authorizes the Partnership to do so. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 4.1 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Partner under this Agreement. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Partner exceeds the actual distributions that would have otherwise been made to such Partner pursuant to Section 4.1 following such Tax Advances, then such Partner shall indemnify and hold harmless the Partnership for the entire amount of such excess (which has not offset distributions pursuant to this Section 9.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be allocated among the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 9.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Board.

(b) This Section 9.4 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Partnership Units (and shall not burden any such Transferred Partnership Units nor the transferee of such Partnership Units) and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

Section 10.2 Transfer of General Partner’s Partnership Interest. Without limiting the transfer of the General Partnership Interest from the Predecessor General Partner to the General Partner as provided in the Recapitalization Agreement, the General Partner may not (i) Transfer all or any portion of its General Partnership Interest, (ii) voluntarily withdraw as the general partner of the Partnership, or (iii) be removed from the Partnership, in each case, without the consent of the Majority in Interest of the Partners and Pubco, and subject to obtaining any applicable Gaming Authority licensing requirements and approvals. In the event of the General Partner’s removal, and subject to obtaining any applicable Gaming Authority licensing requirements and approvals, the Majority in Interest of the Limited Partners and Pubco may appoint a new general partner to be the General Partner hereunder. Any Transfer of the General Partnership Interests held by the General Partner shall be contingent upon the transferee being found suitable by the applicable Gaming Authority (if so required). For as long as the Original Limited Partners have a Percentage Interest equal to or greater than 25%, any action taken with the approval of the Majority in Interest of the Partners shall also require the prior written consent of the Original Limited Partner Representative.

Section 10.3 Limited Partners’ Rights to Transfer.

(a) General. Except as provided herein, no Limited Partner shall Transfer all or any portion of such Partnership Interest to any transferee without the consent of the General Partner. Notwithstanding the foregoing, any Limited Partner may, at any time, without the consent of the General Partner, Transfer all or any portion of its Partnership Interest pursuant to a Permitted Transfer, as long as in the case of a Permitted Transfer of Class A Common Units, an equivalent number of Class V Shares are transferred to such Permitted Transferee. In connection with any Transfer (including any Permitted Transfer), the Partnership, each Limited Partner and each transferee of Partnership Interests shall cooperate with any applicable Gaming Authority in respect of any suitability investigation (if so required) and any Transfer of Partnership Interests shall be contingent upon the transferee being found suitable by any applicable Gaming Authority (if so required). Any Transfer by a Limited Partner or an Assignee is subject to Section 10.4 and to satisfaction of the following conditions:

(i) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

(ii) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the General Partner an opinion of legal counsel reasonably satisfactory to the General Partner to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may waive this condition upon the request of the Transferor. If the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 10.3 by a Limited Partner of Partnership Interests.

(iii) Exception for Permitted Transfers. The condition set forth in Section 10.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the Restricted Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.

(b) Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c) Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests may be made to or by any Person if the General Partner reasonably determines in good faith, (i) such Transfer would create a material risk of the Partnership being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) result in the Partnership having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner, subject to and contingent upon any suitability investigation (if so required) and the Substituted Limited Partner being found suitable by any applicable Gaming Authority (if so required); provided, however, that a Permitted Transferee shall be admitted as a Substituted Limited Partner pursuant to a Permitted Transfer without the consent of the General Partner, subject to compliance with the last sentence of this Section 10.4. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance reasonably satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the General Partner may reasonably require to effect such Assignee’s admission as a Substituted Limited Partner. For as long as the Original Limited Partners have a Percentage Interest equal to or greater than 25%, any action taken with the approval of the General Partner shall also require the prior written consent of the Original Limited Partner Representative.

(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement, subject to and contingent upon any suitability investigation (if so required) and the Assignee being found suitable by any applicable Gaming Authority (if so required). An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Limited Partner (other than the Special Limited Partner) that becomes an Exchanging Partner), and shall not be entitled to effect a consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to a redemption (or acquisition by the Special Limited Partner) of all of its Partnership Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Special Limited Partner of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Section 14.1(b).

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 14.1 or (iii) to the Special Limited Partner, whether or not pursuant to Article XIV, shall cease to be a Limited Partner.

(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed by the Partnership, or acquired by the Special Limited Partner pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise determined by the General Partner, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Partner, or the Exchanging Partner (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Special Limited Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law (including Gaming Law); (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if the General Partner determines that such Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code section 4975(c)); (v) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if the General Partner determines that such Transfer creates a material risk that the Partnership would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e) Transfers pursuant to this Article X may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

(f) For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article X shall not apply to an Exchange pursuant to Article XIV.

(g) In the event any transfer is permitted pursuant to this Article X, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2 who the General Partner has designated to become a successor General Partner shall, subject to obtaining any applicable Gaming Authority licensing requirements and approvals, be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate consent of the Partners or any Partner. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners and Pubco, acting together may elect to continue the Partnership by selecting a successor General Partner.

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) Subject to obtaining any applicable Gaming Authority licensing requirements and approvals, a Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) Consent by Spouse and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 11.3 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to either (i) cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act or (ii) result in the Partnership having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4 Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no limited partners of the Partnership;

(c) an election to dissolve the Partnership made by the General Partner, with the consent of the Majority in Interest of the Limited Partners; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Partnership pursuant to Section 12.2, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Partners and Pubco (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Special Limited Partner) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Holders in accordance with Section 4.1. The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Partner shall be personally liable for a deficit Capital Account balance of that Partner, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Partnership assets. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the General Partner, the Original Limited Partner Representative and the Majority in Interest of the Limited Partners; provided that no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification or restatement of (x) Section 3.4 or Section 4.7 shall also require the consent of Original Limited Partners holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Limited Partners or (y) Section 10.2 and any other provision herein governing the removal and/or replacement of the General Partner shall also require the consent of Pubco. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited Partners shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Partners.

(a) No meetings of the Limited Partners are required to be held. Meetings of the Partners may be called only by the General Partner. The call of any meeting by the General Partner shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting, in each case, by telephone or video conference call. Unless approval by a different number or proportion of the Partners is required by this Agreement, the affirmative vote of a Majority in Interest of the Partners shall be sufficient to approve any proposal at a meeting of the Partners. Whenever the consent of any Partners is permitted or required under this Agreement, such consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of Pubco’s stockholders and may be held at the same time as, and as part of, the meetings of Pubco’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchange Rights of the Limited Partners

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the Restricted Period and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Limited Partner, each Limited Partner (other than the Special Limited Partner) shall be entitled to cause the Partnership to effect an Exchange up to four (4) times per calendar year plus, if necessary, any additional number of times as may be necessary to allow such Limited Partner to participate in a transaction described in the following sentence, in each case with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Partnership, with a copy to the Special Limited Partner. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Partners, including the Special Limited Partner, and Pubco agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Partnership.

(ii) Within three (3) Business Days of the giving of an Exchange Notice, the General Partner, on behalf of the Partnership, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Partner within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii) The Exchanging Partner may elect to retract its Exchange Notice by giving written notice of such election to the General Partner no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Partner’s, the General Partner’s and the Partnership’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv) Notwithstanding anything to the contrary in this Section 14.1, the Special Limited Partner may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Partner and the Special Limited Partner (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Special Limited Partner shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Special Limited Partner shall not relieve the Partnership of its obligation arising with respect to such applicable Exchange Notice. The Special Limited Partner may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Partnership and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Special Limited Partner at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Special Limited Partner had not delivered a Direct Exchange Notice.

(v) An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Partnership or the Special Limited Partner effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in the Business Combination Agreement.

(b) Exchange Payment.

(i) The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) Pubco shall contribute to the Special Limited Partner, and the Special Limited Partner shall contribute to the Partnership, for delivery to the Exchanging Partner (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer and surrender the Exchanged Units to the Partnership (provided that the Exchanging Partner shall surrender the Class V Shares to Pubco and Pubco shall cancel the surrendered Class V Shares), free and clear of all liens and encumbrances, (iii) the Partnership shall issue to the Special Limited Partner a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, Pubco and the Special Limited Partner shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, which actions shall be subject to the approval of the Original Limited Partner Representative (not to be unreasonably withheld, conditioned, or delayed), and (v) the Partnership shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Partner and (y) transfer to the Exchanging Partner the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(iii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) Pubco shall contribute to the Special Limited Partner, and the Special Limited Partner shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer to the Special Limited Partner the Exchanged Units (provided that the Exchanging Partner shall surrender the Class V Shares to Pubco and Pubco shall cancel the surrendered Class V Shares), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, Pubco and the Special Limited Partner shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, which actions shall be subject to the approval of the Original Limited Partner Representative (not to be unreasonably withheld, conditioned, or delayed).

(iv) Upon the Exchange (including by way of a Direct Exchange) of all of a Limited Partner’s Class A Common Units, such Limited Partner shall cease to be a Limited Partner of the Partnership.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 3.4 and this Section 14.1 and to put each Limited Partner in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d) PubCo Covenants. Pubco shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units, including the Earnout Company Units, held by the Special Limited Partner); provided that nothing contained in this Agreement shall be construed to preclude Pubco and the Special Limited Partner from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange

Payment or Class A Shares that are held in treasury of Pubco. Pubco covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, Pubco shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Limited Partner would be entitled to receive pursuant to Section 14.1(c).

(e) Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Partner for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Partner (subject to the restrictions in Article X), then the Person or Persons in whose name the shares are to be issued shall pay to the Special Limited Partner the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Partner or shall establish to the satisfaction of the Special Limited Partner that such additional tax has been paid or is not payable.

(f) Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Partner to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Partnership Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Partner, or a Person designated by an Exchanging Partner to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Partnership from such Exchanging Partner and on Class A Shares received by such Exchanging Partner, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g) Exchange Restrictions. The General Partner may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith (with the approval of the Original Limited Partner Representative), which approval shall not be unreasonably withheld, conditioned, or delayed) that such limitations and restrictions are necessary to avoid the Partnership being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h) Tax Matters.

(i) In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the Special Limited Partner or the Partnership, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Special Limited Partner or the Partnership, as applicable, certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an

Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Partner shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Partnership shall deliver a certificate substantially in in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Partnership allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Special Limited Partner or the Partnership, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable.

(ii) For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Partner, the Partnership and the Special Limited Partner agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Partner of the Exchanging Partner’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Special Limited Partner in exchange for (A) the payment by the Special Limited Partner of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Partner and (B) corresponding payments under the Tax Receivable Agreement. Within thirty (30) days following the Exchange Date, the Special Limited Partner shall deliver a Section 743 notification to the Partnership in accordance with Regulations Section 1.743-1(k)(2).

(i) Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Partner shall represent and warrant that the Exchanging Partner is the owner of the number of Exchanged Units the Exchanging Partner is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Special Limited Partner and applicable Law).

ARTICLE XV

MISCELLANEOUS

Section 15.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE PARTNERSHIP, “PARTNERSHIP COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH PARTNER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY LIMITED PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH

EFFECT BETWEEN SUCH LIMITED PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO EACH LIMITED PARTNER. EACH LIMITED PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH LIMITED PARTNER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY LIMITED PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of General Partner as Attorney-in-Fact.

(a) Each Limited Partner, including each Additional Partner and Substitute Partner that are Limited Partners, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii) All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Arbitration.

(a) Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c) The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f) Any claim brought by a Partner must be brought in such Partner’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4 Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Partnership or the General Partner) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

if to the Partnership or the General Partner, to 900 N. Michigan Avenue, Suite 1600, Chicago, IL 60611; Attention: Chief Executive Officer; Phone: (312) 915-2882; Fax: (312) 915-3053;

or to such other address as the Partnership may from time to time specify by notice to the Partners; and

if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or e-mail, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner hereby acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Partnership and its Subsidiaries. Each Limited Partner further acknowledges and agrees that the Partnership information constitutes a valuable trade secret of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets; or (ii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner. Notwithstanding the immediately preceding proviso, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Partnership or any of its Subsidiaries, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the General Partner.

(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Limited Partner of information to the other Limited Partners or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Limited Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Limited Partners, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Partnership or any of its Subsidiaries, any Partner or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(d) To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless legally prohibited, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner, without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(e) The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations hereunder. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners hereunder to the full extent permitted by law, and, to the full extent permitted by law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f) In addition, to the full extent permitted by law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.12.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.12), Pubco and the Special Limited Partner may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Partner hereby consents to the use and inclusion of its name in the Partnership’s books and records hereto.

Section 15.14 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Survival. The provision of Section 6.5, 6.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7, 15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Section 15.17 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18 Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, dMY Sponsor, LLC is an express third party beneficiary of Section 6.1(c), Section 6.5(c) and Section 6.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 6.1(c), Section 6.5(c) and Section 6.6(h) of this Agreement as though directly party hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

RUSH STREET INTERACTIVE, LP

By: Rush Street Interactive GP, LLC
Its: General Partner

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Chief Executive Officer

RUSH STREET INTERACTIVE GP, LLC

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Chief Executive Officer

RUSH STREET INTERACTIVE, INC.,

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Chief Executive Officer

RSI ASLP, INC.

/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Authorized Signatory

RSI GP, LLC

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Chief Executive Officer

Signature Page to Amended and Restated Limited Partnership Agreement of Rush Street Interactive, LP

RUSH STREET INTERACTIVE GP, LLC

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Chief Executive Officer

NGB 2013 GRANDCHILDREN’S DYNASTY TRUST

/s/ Neil Bluhm
Name: Neil Bluhm
Title: Trustee

/s/ Neil Bluhm
Name: Neil Bluhm

GREG AND MARCY CARLIN FAMILY TRUST

/s/ Gregory Carlin
Name: Gregory Carlin
Title: Trustee

/s/ Gregory Carlin
Name: Gregory Carlin

/s/ Richard Schwartz
Name: Richard Schwartz

/s/ Mattias Stetz
Name: Mattias Stetz

/s/ Einar Roosileht
Name: Einar Roosileht

RSI INVESTORS, LLC

By: Rush Street Interactive GP, LLC
Its: Managing Member

/s/ Neil Bluhm
Name: Neil Bluhm
Title: Manager

SCHEDULE I: OWNERSHIP

(as of the Closing Date)

Partner	Class A Common Units
RSI ASLP, Inc.	44,792,517 (of which 1,212,813 are Earnout Company Units)
NGB 2013 Grandchildren’s Dynasty Trust	107,521,780 (of which 10,080,166 are Earnout Company Units)
Neil G. Bluhm	1,527,334 (of which 143,188 are Earnout Company Units)
Greg and Marcy Carlin Family Trust	16,509,006 (of which 1,547,719 are Earnout Company Units)
Gregory A. Carlin	17,623,639 (of which 1,652,216 are Earnout Company Units)
Richard Schwartz	8,269,950 (of which 775,308 are Earnout Company Units)
Mattias Stetz	2,964,157 (of which 277,890 are Earnout Company Units)
Einar Roosileht	2,964,157 (of which 277,890 are Earnout Company Units)
RSI Investors, LLC	1,257,314 (of which 117,873 are Earnout Company Units)
Rush Street Interactive GP, LLC	1,362,663 (of which 127,750 are Earnout Company Units)
Total	204,792,517 (of which 16,212,813 are Earnout Company Units)

Schedule I

EXHIBIT A: CAPITAL CONTRIBUTIONS

(as of the Closing Date)

Partner	Capital Contributions
RSI ASLP, Inc.	$447,925,170
NGB 2013 Grandchildren’s Dynasty Trust	$1,075,217,800
Neil G. Bluhm	$15,273,340
Greg and Marcy Carlin Family Trust	$165,090,060
Gregory A. Carlin	$176,236,390
Richard Schwartz	$82,699,500
Mattias Stetz	$29,641,570
Einar Roosileht	$29,641,570
RSI Investors, LLC	$12,573,140
Rush Street Interactive GP, LLC	$13,626,630
Total	$2,047,925,170

EXHIBIT B: EXCHANGE NOTICE

[General Partner]

[Address]

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Rush Street Interactive, LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, dated as of [•], 2020 (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Limited Partner or Assignee:

(a) undertakes to surrender such Class A Common Units at the closing of the Exchange;

(b) directs that the certified check representing or, at the General Partner’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c) represents, warrants, certifies and agrees that: (i) the undersigned Limited Partner or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units as provided herein; (iv) the undersigned Limited Partner or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units set forth in the Agreement; and (v) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Class A Common Units unless and until either (1) such Class A Common Units are acquired by the Special Limited Partner pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

Dated:

Name of Limited Partner or Assignee:
Signature of Limited Partner or Assignee
Street Address
City, State and Zip Code
Social security or identifying number
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the name of):
Bank Account Details:

*	Required unless waived by the General Partner or Transfer Agent.

EXHIBIT C: CONSENT BY SPOUSE

I acknowledge that I have read the Amended and Restated Agreement of Limited Partnership, effective as of December 29, 2020 (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Partnership Agreement”) of Rush Street Interactive, LP (the “Partnership”) and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [ ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:
NAME:

*	Insert jurisdiction of residence of Partner and Spouse.

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EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Partner holds any Partnership Interest thereafter:

(a) The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will directly cause the Partnership or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b) Neither a Partner nor any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii) Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii) Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv) Unless disclosed to the Partnership, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

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(c) The Partners understand that the Partnership (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e) The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or capital contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

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